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                                  [LETTERHEAD]


                         August 21, 1996




En Pointe Technologies, Inc.
5245 Pacific Concourse Drive, #200
Los Angeles, California  90045

          RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

          At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by En Pointe Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 360,000 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's 1996 Stock Incentive Plan (the "Plan").

          We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

          Based on the foregoing, it is our opinion that the 360,000 shares of Common Stock to be issued under the Plan against full payment in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

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En Pointe Technologies, Inc.
August 21, 1996
Page 2

          We consent to the use of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,


                              /s/ Stradling, Yocca, Carlson & Rauth
                              STRADLING, YOCCA, CARLSON & RAUTH